EXHIBIT 12.2
PROLOGIS
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SHARE DIVIDENDS
(Dollar amounts in thousands)

                                       Three Months Ended
                                            March 31,                           Year Ended December 31,
                                      --------------------       -----------------------------------------------------
                                         1999      1998            1998       1997       1996       1995        1994
                                      ---------  ---------       ---------  ---------  ---------  ---------  ---------

Net Earnings (Loss) from Operations   $  15,220  $  34,479       $ 105,764  $  32,371  $  79,384  $  47,660  $  25,066
Add:
     Interest Expense                    30,918     19,642          77,650     52,704     38,819     32,005      7,568
                                      ---------  ---------       ---------  ---------  ---------  ---------  ---------

Earnings as Adjusted                  $  46,138  $  54,121       $ 183,414  $  85,075  $ 118,203  $  79,665  $  32,634
                                      =========  =========       =========  =========  =========  =========  =========


Combined Fixed Charges and Preferred
  Share Dividends:
     Interest Expense                 $  30,918  $  19,642       $  77,650  $  52,704  $  38,819  $  32,005  $   7,568
     Capitalized Interest                 3,927      4,284          19,173     18,365     16,138      8,599      2,208
                                      ---------  ---------       ---------  ---------  ---------  ---------  ---------

         Total Fixed Charges             34,845     23,926          96,823     71,069     54,957     40,604      9,776

     Preferred Share Dividends (a)       13,445      8,799          49,098     35,318     25,895      6,698         --
                                      ---------  ---------       ---------  ---------  ---------  ---------  ---------

Combined Fixed Charges and Preferred
   Share Dividends                    $  48,290  $  32,725       $ 145,921  $ 106,387  $  80,852  $  47,302  $   9,776
                                      =========  =========       =========  =========  =========  =========  =========

Ratio of Earnings (Loss) to Combined
   Fixed Charges and Preferred Share
   Dividends                                1.0        1.7             1.3        (b)        1.5        1.7        3.3
                                      =========  =========       =========  =========  =========  =========  =========



(a)  ProLogis had no preferred shares prior to 1995.

(b) Due to a one-time, non-recurring charge of $75.4 million relating to the costs incurred in acquiring the management companies from a related party earnings were insufficient to cover combined fixed charges and preferred share dividends for the year ended December 31, 1997 by $21.3 million.